EXHIBIT 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Executive Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

AMPHENOL CORPORATION ANNOUNCES

RECORD FOURTH QUARTER 2012 RESULTS
AND NEW STOCK REPURCHASE PROGRAM

Wallingford Connecticut, January 17, 2013.  Amphenol Corporation (NYSE-APH) reported today fourth quarter 2012 record diluted earnings per share, before one-time charges, of $.94 compared to $.73 per share for the comparable 2011 period.  On an as reported basis, diluted earnings per share were $.86 and $.69 for the fourth quarter of 2012 and 2011, respectively. Such per share amount for the 2012 period includes one-time charges of $.08 per share comprised of acquisition related transaction costs (Acquisition Costs) of $2 million ($2 million after tax) or $.01 per share relating to 2012 acquisitions; and income tax costs of $11 million or $.07 per share resulting from the delay, by the U. S. government, in the reinstatement of certain federal income tax provisions for the year 2012 relating primarily to research and development credits and certain U.S. taxes on foreign income.  Such tax provisions were reinstated on January 2, 2013 with retroactive effect to 2012.  Under U.S. GAAP, the related benefit to the Company of $11 million or $.07 per share relating to the 2012 tax year will be recorded as a one-time benefit in the first quarter of 2013 at the date of reinstatement; as such, between the two quarters, there is no net impact on the Company from an income statement perspective.  Such per share amount for the 2011 period included one-time charges of $.04 comprised of $9 million ($5 million after tax), or a $.03 per share charge relating to the previously reported flood damage at the Company’s Sidney, New York facility (Flood Loss), and a $2 million ($2 million after tax), or $.01 per share charge for Acquisition Costs.  Sales for the fourth quarter 2012 were a record $1.146 billion compared to $949 million for the 2011 period.  Currency translation had the effect of decreasing sales by approximately $6 million in the fourth quarter 2012 compared to the 2011 period.

For the full year ended December 31, 2012, diluted earnings per share excluding one-time charges was $3.47 compared to $3.05 for the 2011 period.  On an as reported basis, 2012 diluted earnings per share of $3.39 includes one-time charges of $.08 per share described above and 2011 diluted earnings per share of $3.05 includes the following one-time items: (1) a $21 million ($13 million after tax), or $.08 per share charge relating to the Flood Loss, (2) a $2 million ($2 million after tax) or $.01 per share charge for Acquisition Costs, (3) a $.03 per share ($4 million) benefit relating to a reduction in international tax expense due to reserve adjustments and refunds from the favorable settlement of certain tax positions and (4) a gain of $18 million ($11 million after tax), or $.06 per share benefit, related to the adjustment of a contingent purchase obligation for a 2010 acquisition.  Sales for the full year ended December 31, 2012 were $4.292 billion compared to $3.940 billion for the 2011 period.  Currency translation had the effect of decreasing sales by approximately $48 million for the full year 2012 period compared to the 2011 period.

Amphenol President and Chief Executive Officer, R. Adam Norwitt, stated “We are pleased to report new records of performance in the fourth quarter of 2012 with sales of $1.146 billion and EPS before one-time items of $.94.  Sales increased by approximately 21% year-over-year and 4% sequentially. On a year-over-year basis, we experienced growth in all markets with particular strength in the mobile devices, wireless infrastructure, commercial aerospace and broadband markets.  Our strong growth is once again confirmation of the significant benefits of the Company’s diversification, as well as our management team’s ability to react quickly in a dynamic environment, especially given the still high levels of uncertainty in most of the world’s economies.  In addition, it is extremely rewarding that the Company’s unique entrepreneurial culture continues to drive an unwavering focus on profitability resulting in another strong operating margin performance of 19.5%, (excluding one-time items) up 100 basis points from the prior year quarter.  Operating cash flow in the quarter was $207 million, an excellent performance and confirmation of the quality of the Company’s earnings.  I am very proud of our organization as we continue to execute well.”

“We close 2012 having achieved revenues for the year in excess of $4 billion, a major milestone in the progress of Amphenol. Our ongoing strategy of market and geographic diversification combined with our strong commitment to developing enabling technologies for our customers in all markets, both through organic product development and through our acquisition program, continues to expand the Company’s growth opportunities.  Consistent with this strategy, in the fourth quarter, the Company completed the acquisition of the interconnect assembly business of Tel-Ad Electronics Ltd., a leading Israeli supplier of value-added interconnect products for the communications, industrial and medical markets with annual sales of approximately $60 million.  The acquisition significantly enhances the Company’s presence in this strategic technology development location, and expands our value-add capabilities in these significant end markets.  In addition to our successful acquisition program, the Company continues to deploy its financial strength in a variety of other ways to increase shareholder value.  These include the purchase in this quarter of 2.5 million shares of the Company’s stock completing the buyback authorized under the Company’s January 2011 20 million share stock repurchase plan.  As such, the Company’s Board of Directors has authorized a new two year open market stock repurchase plan for up to 10 million shares of the Company’s common stock effective January 21, 2013.”

“The overall economic environment continues to be characterized by a high level of market uncertainty. Considering such environment and assuming current currency exchange rates, we expect first quarter 2013 revenues in the range of $1.055 billion to $1.080 billion and diluted EPS (excluding one-time items) in the range of $.84 to $.87.  For the full year 2013, we expect to achieve revenues and diluted EPS (excluding one-time items) in the range of $4.555 billion to $4.655 billion and $3.72  to $3.84, respectively, an increase in revenues of 6% to 8% and in diluted EPS (excluding one-time items), of 7% to 11% over 2012.  Despite the many uncertainties in the global economy, we believe we can perform well in the dynamic electronics marketplace due to our leading technology, increasing positions with our customers in diverse markets, worldwide presence, lean cost structure, and agile, experienced and entrepreneurial management team.”

“As we head into 2013, it is clear that the electronics revolution is continuing, with new applications and higher performance requirements driving increased demand for our leading interconnect technologies in all of our end markets.  This creates a significant, long-term growth opportunity for Amphenol, as we continue to focus on enabling the electronics revolution across the many diverse end markets we serve.  Importantly, our ongoing actions to enhance our competitive advantages and build sustained financial strength have created a solid base for future performance.  I am confident in the ability of our outstanding management team to dynamically adjust to a constantly changing market environment, to continue to generate strong profitability and to further capitalize on the many opportunities to expand our market position.”

The Company will host a conference call to discuss its fourth quarter results at 1:00 PM (EST) January 17, 2013.  The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number is 517-623-4547; Passcode: Reardon.  There will be a replay available until 11:59 P.M. (EST) on January 20, 2013.  The replay numbers are toll free 800-756-6235; International toll number is 402-998-0454 Passcode: 5137.  A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/investors/webcasts.php.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe, Asia and Africa and sold by a worldwide sales and marketing organization.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including: Military, Commercial Aerospace, Automotive, Broadband Communications, Industrial, Telecommunications and Data Communications, Wireless Devices and Wireless Infrastructure.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2011, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net sales	$1,145,978	$948,709	$4,292,065	$3,939,786

Cost of sales	790,527	653,872	2,948,853	2,696,126

Gross profit	355,451	294,837	1,343,212	1,243,660

Casualty loss related to flood	—	8,648	—	21,479

Change in contingent acquisition related obligations	—	—	—	(17,813)

Acquisition related expenses	2,000	2,000	2,000	2,000

Selling, general and administrative expense	132,231	119,529	512,867	486,316

Operating income	221,220	164,660	828,345	751,678

Interest expense	(15,599)	(11,144)	(59,613)	(43,029)
Other income, net	2,652	2,014	10,109	8,103

Income before income taxes	208,273	155,530	778,841	716,752

Provision for income taxes	(66,706)	(40,525)	(219,333)	(187,910)

Net income	141,567	115,005	559,508	528,842
Less: Net income attributable to noncontrolling interests	(1,205)	(1,146)	(4,191)	(4,651)

Net income attributable to Amphenol Corporation	$140,362	$113,859	$555,317	$524,191

Net income per common share - Basic	$0.88	$0.69	$3.44	$3.09

Weighted average common shares outstanding - Basic	160,379,864	164,382,897	161,522,080	169,640,115

Net income per common share - Diluted (1) (2)	$0.86	$0.69	$3.39	$3.05

Weighted average common shares outstanding - Diluted	162,789,858	166,179,596	163,947,111	171,825,588

Dividends declared per common share	$0.105	$0.015	$0.420	$0.060

Note 1

Earnings per share in the fourth quarter of 2012 and the full year 2012 includes one-time charges of $.08 per share comprised of acquisition related transaction costs of $2.0 million ($2.0 million after tax), or $.01 per share, relating to 2012 acquisitions and income tax costs of $11.3 million, or $.07 per share, relating to actions taken by the Company in anticipation of the reinstatement of certain federal income tax provisions for the year 2012 relating primarily to research and development credits and certain U.S. taxes on foreign income. Such tax provisions were reinstated on January 2, 2013 with retroactive effect to 2012. Under U.S. GAAP, the related benefit to the Company of $11.3 million, or $.07 per share, relating to the 2012 tax year will be recorded as a one-time benefit in the first quarter of 2013 at the date of the reinstatement; as such between the two quarters, there is no net impact on the Company from an income statement perspective. Excluding these effects, diluted earnings per share was $.94 and $3.47 for the three months and twelve months ended December 31, 2012, respectively.

Note 2

Earnings per share in the fourth quarter of 2011 included one-time charges of $.04 per share comprised of $8.6 million ($5.4 million after tax), or a $.03 per share charge relating to the previously reported flood damage at the Company’s Sidney, New York facility (Flood Loss), and a $2.0 million ($2.0 million after tax), or $.01 per share charge for acquisition related transaction costs (Acquisition Costs). Full year 2011 diluted earnings per share of $3.05 includes the following one-time items: (1) a $21.5 million ($13.5 million after tax), or $.08 per share charge relating to the Flood Loss, (2) a $2.0 million ($2.0 million after tax) or $.01 per share charge for Acquisition Costs, (3) a $.03 per share ($4.5 million) benefit relating to a reduction in international tax expense due to reserve adjustments and refunds from the favorable settlement of certain tax positions and (4) a gain of $17.8 million ($11.2 million after tax), or $.06 per share benefit, related to the adjustment of a contingent purchase obligation for a 2010 acquisition. Excluding these effects, diluted earnings per share was $.73 and $3.05 for the three months and twelve months ended December 31, 2011, respectively.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(dollars in thousands)

	December 31,	December 31,
	2012	2011
ASSETS

Current Assets:
Cash and cash equivalents	$690,850	$515,086
Short-term investments	251,653	133,848
Total cash, cash equivalents and short-term investments	942,503	648,934
Accounts receivable, less allowance for doubtful accounts of $10,372 and $11,113, respectively	910,711	767,181
Inventories, net	733,718	649,862
Other current assets	119,983	115,260

Total current assets	2,706,915	2,181,237

Land and depreciable assets, less accumulated depreciation of $715,895 and $655,869, respectively	417,436	380,501
Goodwill	1,932,740	1,746,113
Other long-term assets	158,372	137,374

	$5,215,463	$4,445,225

LIABILITIES & EQUITY

Current Liabilities:
Accounts payable	$496,525	$377,867
Accrued salaries, wages and employee benefits	89,142	83,810
Accrued income taxes	94,341	87,315
Other accrued expenses	108,213	93,125
Short-term debt	100,293	298

Total current liabilities	888,514	642,415

Long-term debt	1,606,204	1,376,831
Accrued pension and post employment benefit obligations	244,571	207,049
Other long-term liabilities	33,992	34,144

Equity:
Common stock	160	163
Additional paid-in capital	336,683	189,166
Accumulated earnings	2,210,120	2,102,497
Accumulated other comprehensive loss	(117,004)	(120,057)

Total shareholders’ equity attributable to Amphenol Corporation	2,429,959	2,171,769

Noncontrolling interests	12,223	13,017

Total equity	2,442,182	2,184,786

	$5,215,463	$4,445,225

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in thousands)

	Twelve months ended
	December 31,
	2012	2011

Cash flow from operating activities:
Net income	$559,508	$528,842
Adjustments for cash flow from operating activities:
Depreciation and amortization	121,779	119,439
Stock-based compensation expense	31,412	28,679
Non-cash casualty loss related to flood	—	10,388
Change in contingent acquisition related obligations	—	(17,813)
Excess tax benefits from stock-based compensation payment arrangements	(21,648)	(5,995)
Net change in components of working capital	(8,946)	(110,253)
Net change in other long-term assets and liabilities	(7,426)	11,920

Cash flow provided by operating activities	674,679	565,207

Cash flow from investing activities:
Additions to property, plant and equipment	(129,099)	(100,222)
Proceeds from disposals of fixed assets	4,828	8,118
Purchases of short-term investments	(379,605)	(181,880)
Sales and maturities of short-term investments	261,800	146,373
Acquisitions, net of cash acquired	(251,523)	(303,273)

Cash flow used in investing activities	(493,599)	(430,884)

Cash flow from financing activities:
Borrowings under senior notes	498,730	—
Borrowings under credit facilities	819,556	873,200
Repayments under credit facilities	(988,800)	(301,900)
Payment of fees and expenses related to debt financing	(4,318)	(2,125)
Proceeds from exercise of stock options	95,451	26,086
Excess tax benefits from stock-based compensation payment arrangements	21,648	5,995
Payment of contingent acquisition-related obligations	—	(40,000)
Payments to shareholders of noncontrolling interests	(5,206)	(29,931)
Purchase and retirement of treasury stock	(380,023)	(672,191)
Dividend payments	(70,122)	(10,282)

Cash flow used in financing activities	(13,084)	(151,148)

Effect of exchange rate changes on cash and cash equivalents	7,768	6,023

Net change in cash and cash equivalents	175,764	(10,802)
Cash and cash equivalents balance, beginning of period	515,086	525,888

Cash and cash equivalents balance, end of period	$690,850	$515,086

AMPHENOL CORPORATION

SEGMENT INFORMATION

(dollars in thousands)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2012	2011	2012	2011

Trade Sales:
Interconnect Products	$1,060,452	$887,624	$3,987,286	$3,666,042
Cable Products	85,526	61,085	304,779	273,744
Consolidated	$1,145,978	$948,709	$4,292,065	$3,939,786

Operating income:
Interconnect Products	$230,104	$184,220	$858,066	$787,323
Cable Products	11,308	7,980	41,139	34,813
Stock-based compensation expense	(8,244)	(7,667)	(31,411)	(28,678)
Other operating expenses	(9,948)	(9,225)	(37,449)	(36,114)
Operating income excluding one-time items	223,220	175,308	830,345	757,344

Change in contingent acquisition related obligations	—	—	—	17,813
Casualty loss related to flood	—	(8,648)	—	(21,479)
Acquisition related expenses	(2,000)	(2,000)	(2,000)	(2,000)
Consolidated	$221,220	$164,660	$828,345	$751,678

ROS%:
Interconnect Products	21.7%	20.8%	21.5%	21.5%
Cable Products	13.2%	13.1%	13.5%	12.7%
Stock-based compensation	-0.7%	-0.8%	-0.7%	-0.7%
Other operating expenses	-0.9%	-1.0%	-0.9%	-0.9%

ROS% excluding one-time items	19.5%	18.5%	19.3%	19.2%

Change in contingent acquisition related obligations	0.0%	0.0%	0.0%	0.5%
Casualty loss related to flood	0.0%	-0.9%	0.0%	-0.5%
Acquisition related expenses	-0.2%	-0.2%	0.0%	-0.1%

Consolidated	19.3%	17.4%	19.3%	19.1%